UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2026

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-6263	36-2334820
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One AAR Place 1100 N. Wood Dale Road Wood Dale, Illinois	60191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 227-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1.00 par value	AIR	New York Stock Exchange
NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule  405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2026, Dylan Wolin was appointed Senior Vice President and Chief Financial Officer of AAR CORP. (the “Company” or “AAR”) effective as of February 23, 2026 (the “Effective Date”). He will have responsibility over the financial, accounting, tax, treasury, investor relations, and corporate development functions at AAR.

Sarah L. Flanagan, the Company’s current Interim Chief Financial Officer and Vice President, Financial Operations, will step down from her position as Interim Chief Financial Officer and continue to serve as Vice President, Financial Operations of the Company as of the Effective Date.

Mr. Wolin, age 49, served as President – Elgin, Trackless, and Vactor at Federal Signal Corporation, a global designer, manufacturer, and supplier of products and solutions that serve municipal, governmental, industrial, and commercial customers, from August 2024 to February 2026. Prior thereto, Mr. Wolin served as Vice President, Strategic and Corporate Development, and Treasurer of the Company from 2020 to August 2024 and as Vice President, Strategy and Acquisitions from 2017 to 2020. Prior to that, he served in various leadership roles in corporate development at The Boeing Company, an aerospace company, from 2008 to 2017. Mr. Wolin started his career in investment banking and consulting.

For the Company’s current fiscal year ending May 31, 2026 (“Fiscal 2026”), Mr. Wolin will receive an annual base salary of $500,000 pro-rated from the Effective Date until the end of the fiscal year. He also will receive a sign-on bonus of $300,000, payable 30 days after the Effective Date, provided he remains an active employee in good standing on the date the bonus is paid, and subject to the condition that if he voluntarily terminates his employment with the Company without good reason or if he is terminated for cause, in either case within one year of receiving the sign-on bonus, he will be required to pay back the sign-on bonus in full.

Mr. Wolin also will be included in the Company’s Fiscal 2026 short-term incentive plan, with the performance goals and performance levels set forth in the Committee’s approval for the other executive officers on July 15, 2025, at the following threshold, target, and maximum cash bonus opportunities: a threshold bonus in a dollar amount equivalent to 50% of his pro-rated annual base salary, a target bonus in a dollar amount equivalent to 100% of his pro-rated annual base salary, and a maximum bonus in a dollar amount equivalent to 200% of his pro-rated annual base salary.

Mr. Wolin also will receive time-based restricted stock awards with a dollar value of $840,000 as of the date of grant to replace foregone equity at his prior employer (the “Replacement RSAs”). Subject to continued employment, 25% of the Replacement RSAs will vest on the first anniversary of the date of the grant, 25% will vest on the second anniversary of the date of the grant, and the remainder will vest on the third anniversary of the date of the grant. The Replacement RSAs will otherwise be subject to the terms and conditions of the Fiscal 2026 long-term incentive plan, the AAR CORP. 2013 Stock Plan as amended and restated effective July 13, 2020 (reflecting amendments since July 13, 2020), and the Company’s Fiscal 2026 time-based restricted stock award agreement (except for the grant date, price and vesting dates).

Mr. Wolin will be entitled to participate in the Company’s benefit plans including the Supplemental Key Employee Retirement Plan, as amended and restated effective July 13, 2020. The Company also will enter into a severance and change in control agreement and an indemnification agreement with Mr. Wolin substantially in the forms entered into with other executive officers of the Company.

There are no family relationships, as defined in Item 401(d) of Regulation S-K, between Mr. Wolin and any of the Company’s directors or executive officers, or persons nominated or chosen to become a director or an executive officer of the Company. There is no arrangement or understanding between Mr. Wolin and any other person pursuant to which he was selected as the Company’s Senior Vice President and Chief Financial Officer. Mr. Wolin does not have any direct or indirect material interest in any transaction or proposed transaction required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On February 11, 2026, the Company issued a press release announcing the appointment of Mr. Wolin as Senior Vice President and Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)                     Exhibits

Exhibit No.	Description

99.1	AAR CORP. Press Release dated February 11, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2026

AAR CORP.

By:	/s/ Jessica A. Garascia
Jessica A. Garascia
Senior Vice President, General Counsel, Chief Administrative Officer and Secretary